Exhibit No. EX-99.p.2 May 3, 2007 PRIVILEGED AND CONFIDENTIAL

THE BARRETT FUNDS

CODE OF ETHICS

Effective Date: _________, 2007

I.	GENERAL PROVISIONS

A.	Individuals Covered by the Code. It is the policy of The Barrett Funds that all Access Persons of The Barrett Funds shall be subject to a written code of ethics meeting the requirements of Rule 17j-1 under the Investment Company Act.

	1.	This Code applies only to the Independent Fund Directors of The Barrett Funds.

	2.	All other Access Persons of The Barrett Funds are subject to the provisions of other codes of ethics that have been adopted by the Fund Adviser or the Principal Underwriter and approved by the Fund Board in accordance with the requirements of Rule 17j-1 under the Investment Company Act.

B.	Personal Securities Transactions. In connection with the purchase or sale, directly or indirectly, by an Independent Fund Director of a Security Held or to be Acquired by a Fund, Independent Fund Directors are prohibited from

	1.	employing any device, scheme or artifice to defraud the Fund;

	2.	making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;

	3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

	4.	engaging in any manipulative practice with respect to the Fund.

C.	Securities Transactions in the Funds. An Independent Fund Director of a Fund shall comply with the frequent trading policy of the Fund, as the same may be amended from time to time.

II.	REPORTING REQUIREMENTS

A.	Initial and Annual Acknowledgement. Within ten (10) days of being designated an Independent Fund Director, and thereafter on an annual basis, each Independent Fund Director must acknowledge that he or she has received and reviewed a copy of the Code on the attached form of Acknowledgement of Receipt of the Barrett Funds Code of Ethics (Appendix A).

B.	Transactions in Reportable Securities.

	1.	Transaction Reporting Requirements. No later than 30 days after the end of each calendar quarter, each Independent Fund Director of a Fund must report to the Fund CCO any Securities Transaction executed during such calendar quarter in a Reportable Security (or equivalent Security) in which such Independent Fund Director had or acquired a Beneficial Interest if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her duty as an Independent Fund Director of the Fund should have known, that during the 15-day period immediately before or after the date of such Securities Transaction, (i) the Fund purchased or sold such Reportable Security, or (ii) the Fund or the Fund Adviser

considered purchasing or selling such Reportable Security.

Note: For purposes of these reporting requirements, Securities Transaction includes transactions in futures and options on futures.

	2.	Disclaimers. Any report of a Securities Transaction pursuant to this Section II.B for the benefit of a person other than the Independent Fund Director may contain a statement that the report should not be construed as an admission by the Independent Fund Director that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

	3.	Confidentiality. All information supplied by an Independent Fund Director pursuant to the Code shall be kept in strict confidence, except that such information may be made available to the Fund Board, the Fund CCO, and the Adviser CCO. Such information may also be made available to the Securities and Exchange Commission or such other regulatory authority, to the extent required by law, regulation or this Code.

III.	COMPLIANCE WITH THE CODE

A.	Investigating Violations of the Code. The Fund CCO is responsible for investigating any suspected violation of the Code by an Independent Fund Director and shall report the results of each investigation to the Fund Board and the Adviser CCO, provided that the Fund Board may determine to appoint counsel to investigate any matter at the Fund’s expense and report to it, the Fund CCO and the Adviser CCO regarding such matter. The Fund Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Independent Fund Director. The Fund CCO will report any violation of the Code by an Independent Fund Director to the Fund Board not later than the next quarterly meeting after the violation occurs.

B.	Remedies.

	1.	Sanctions. If the Fund Board determines that an Independent Fund Director has committed a violation of the Code, the Fund Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, civil referral to the Securities and Exchange Commission or criminal referral. The Fund Board may also require the Independent Fund Director to reverse the transaction in question and to forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the Fund Board. No member of the Fund Board shall participate in the Fund Board’s determination of any sanctions to be imposed in connection with his or her violation of the Code.

	2.	Sole Authority. The Fund Board has sole authority to determine the sanction for any violation of the Code by an Independent Fund Director, including appropriate disposition of any monies forfeited pursuant to this provision.

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C.	Amendments. Any amendment of the Code shall be submitted to the Fund Board for approval in accordance with Rule 17j-1 of the Investment Company Act. Any material amendment of the Code shall become effective as to the Independent Fund Directors only when the Fund Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

IV. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

A.	General Defined Terms.

“Access Person” means any individual that should be treated as an “access person” to a Fund, as such term is defined in Rule 17j-1 under the Investment Company Act, and includes, without limitation, the Independent Fund Directors.

“Barrett CCO” means the Chief Compliance Officer of the Fund Adviser.

“Fund CCO” means the Chief Compliance Officer of the Funds.

“Code” means this Code of Ethics, as the same may be amended from time to time.

“Fund” or “Funds” means The Barrett Funds, an investment company registered under the Investment Company Act, and any exiting or future portfolio or series thereof, including without limitation The Barrett Growth Fund.

“Fund Adviser” means Barrett Associates, Inc.

“Fund Board” means the Board of Trustees of the Funds.

“Independent Fund Director” means a director or trustee of the Funds who is not an “interested person” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of the Funds, the Fund Adviser or the Principal Underwriter.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Principal Underwriter” means Legg Mason Investor Services, LLC.

B.	Terms Defining the Scope of a Beneficial Interest.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Independent Fund Director is deemed to have a Beneficial Interest in the following:

(1) any Security owned individually by the Independent Fund Director;

(2) any Security owned jointly by the Independent Fund Director with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling

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interests in corporations); and

(3)	any Security in which a member of the Independent Fund Director's Immediate Family has a Beneficial Interest if:

	a.	the Security is held in an account over which the Independent Fund Director has decision making authority (for example, the Independent Fund Director acts as trustee, executor, or guardian); or

	b.	the Security is held in an account for which the Independent Fund Director acts as a broker or investment adviser representative.

An Independent Fund Director is presumed to have a Beneficial Interest in any Security in which a member of the Independent Fund Director's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Independent Fund Director.

Any uncertainty as to whether an Independent Fund Director has a Beneficial Interest in a Security should be brought to the attention of the Fund CCO for resolution. An Independent Fund Director may appeal any such resolution to the full Board, the decision of which shall be final. Such questions will be resolved in accordance with, and this definition shall be interpreted in accordance with, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Immediate Family” of an Independent Fund Director means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Fund CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

C.	Terms Defining the Scope of a Reportable Securities Transaction.

“Reportable Security” means any Security other than (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end mutual funds (other than the Funds and exchange-traded funds).

“Securities Transaction” means a purchase or sale of a Reportable Security in which an Independent Fund Director has or acquires a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership

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interests, investment contracts, closed-end investment companies, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Security Held or to be Acquired by a Fund” means (A) any Reportable Security which, within the most recent 15 days, (i) is or has been held by the Funds, or (ii) is being or has been considered by the Funds or the Fund Adviser for purchase by the Funds, or (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described above in clause (A) of this definition.

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Appendix A

ACKNOWLEDGEMENT OF RECEIPT OF THE BARRETT FUNDS CODE OF ETHICS

I acknowledge that I have received The Barrett Funds Code of Ethics, dated as of ______, 2007 (the “Code”), and represent that:

1.	I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of "Beneficial Interest" and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to the Code.

2.	I will report all Securities Transactions required to be reported under Section II of the Code in which I have or acquire a Beneficial Interest.

3.	I will comply with applicable provisions of the Code in all respects.

___________________________________ Trustee’s Signature ___________________________________ Name (Print)

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